Exhibit 1.2

[Translation]

REGULATIONS OF THE BOARD OF DIRECTORS

Established September 28, 2005

Amended June 29, 2006

Daiichi Sankyo Company, Limited

CONTENTS

Article 1	(Purpose)

Article 2	(Liability and Power of Board of Directors)

Article 3	(Organization)

Article 4	(Statement of Opinions of Corporate Auditors)

Article 5	(Type and Dates of Meetings)

Article 6	(Person to Convene Meeting of Board of Directors)

Article 7	(Convocation Procedures)

Article 8	(Absence Procedures)

Article 9	(Chair)

Article 10	(Method of Resolutions)

Article 11	(Forgoing of Procedures Concerning Resolutions)

Article 12	(Matters to be Resolved)

Article 13	(Matters to be Reported)

Article 14	(Hearing of Opinions of Corporate Officers or Other Persons)

Article 15	(Minutes)

Article 16	(Amendment to these Regulations)

Supplementary Provisions

Article 17	(Department in Charge of these Regulations)

Article 18	(Effective Date)

Article 1 (Purpose)

In addition to the matters provided for in laws, ordinances, or the Articles of Incorporation, the matters relating to the Board of Directors of the Company shall be governed by these Regulations.

Article 2 (Liability and Power of Board of Directors)

In addition to the matters provided for in laws, ordinances, or the Articles of Incorporation, the Board of Directors shall determine important matters concerning the management and business operations of the Company and supervise Directors’ execution of their duties.

Article 3 (Organization)

The Board of Directors comprises all of the Directors.

Article 4 (Statement of Opinions of Corporate Auditors)

Each Corporate Auditor shall attend a meeting of the Board of Directors, and each shall provide his or her opinion when it is deemed necessary.

Article 5 (Type and Dates of Meetings)

5.1	Meetings of the Board of Directors shall be held as ordinary meetings and extraordinary meetings of the Board of Directors.

5.2	An ordinary meeting of the Board of Directors shall, in principle, be held monthly, and an extraordinary meeting of the Board of Directors shall be held at any time as necessary.

Article 6 (Person to Convene Meeting of Board of Directors)

6.1	A meeting of the Board of Directors shall be convened by the Chair and Director. If the Chair and Director is unable to do so, a meeting of the Board of Directors shall be convened by the President and Director. If the Chair and Director and the President and Director are unable to do so, a meeting of the Board of Directors shall be convened by any of the other Directors.

6.2	Any Director may submit in writing agenda items to the person who may convene a meeting provided in Article 6.1 and may request to convene a meeting of the Board of Directors.

6.3	Any Corporate Auditor may request the person who may convene a meeting provided in Article 6.1 to convene a meeting of the Board of Directors when it is deemed necessary in the case of Article 12.2.

6.4	In the case of Article 6.2 or 6.3, if, within five days after the date on which the request was made, a notice for the convocation, within two weeks after the request date, of a meeting of the Board of Directors is not issued, the Director or Corporate Auditor who made the request may convene a meeting of the Board of Directors by himself or herself.

Article 7 (Convocation Procedures)

7.1	A notice to convene a meeting of the Board of Directors containing the date, time, place and agenda of important items shall be sent to each Director and Corporate Auditor not later than three days before the meeting date. However, that period of notice may be shortened in a case of urgent necessity.

7.2	Notwithstanding the foregoing paragraph, if the consents of all the Directors and Corporate Auditors are obtained, the meeting of the Board of Directors may be held without following the convocation procedure.

Article 8 (Absence Procedures)

If a Director or Corporate Auditor is unable to attend a meeting of the Board of Directors for any cause, the Director or Corporate Auditor shall give notice to the person who convened the meeting of the Board of Directors not later than the date immediately prior to the meeting date. However, this does not apply in the case of an unavoidable circumstance.

Article 9 (Chair)

9.1	The Chair and Director shall act as chair of the meeting of the Board of Directors. If the Chair and Director is unable to do so, the President and Director shall act as chair of the meeting.

9.2	If the Chair and Director and the President and Director are unable to do so, a chair shall be elected from among the Directors present.

Article 10 (Method of Resolutions)

10.1	Resolutions of the Board of Directors are formed by a majority vote of Directors present who shall constitute in number a majority of Directors.

10.2	A Director who has a special interest in connection with a resolution shall not participate in such resolution as described in the preceding paragraph. Moreover, no Director shall exercise his or her voting right through a proxy.

Article 11 (Forgoing of Procedures Concerning Resolutions)

The Company deems a resolution to have been formed if the requirements prescribed in Article 370 of the Corporation Law are satisfied.

Article 12 (Matters to be Resolved)

12.1	The matters to be submitted to the Board of Directors for resolution shall be as set forth in the attached Schedule.

12.2	The President and Director may, without having to obtain a resolution of the Board of Directors, perform any matters set forth in the preceding paragraph that are determined not to be resolved at a meeting of the Board of Directors due to an emergency. In this case, the President and Director shall immediately request to convene a meeting of the Board of Directors in accordance with Article 6.2, report those matters at the meeting of the Board of Directors, and obtain the approval of the Board of Directors on those matters.

12.3	If the conditions that formed the basis for a resolution have significantly changed after adoption of the resolution by the Board of Directors, the President and Director shall immediately report to the Board of Directors the details of the change.

Article 13 (Matters to be Reported)

13.1	Each Director shall, at lease once every month, or whenever any urgent matter occurs, report to the Board of Directors on matters relating to the execution of resolutions and the status of the business operations of the Board of Directors.

13.2	If it is deemed that a Director will or is likely to conduct an action beyond the scope of the purposes of the Company or breach any law, ordinance, or the Articles of Incorporation, a Corporate Auditor shall report such conduct to the Board of Directors.

Article 14 (Hearing of Opinions of Corporate Officers or Other Persons)

The Board of Directors may, when necessary, request Corporate Officers or other persons to attend a meeting of the Board of Directors and to provide their explanations or opinions.

Article 15 (Minutes)

15.1	A summary and the results of the course of proceedings at each meeting of the Board of Directors shall be entered or recorded in minutes. The Directors and Corporate Auditors present at the meeting shall either write their names and affix their seals or affix their electronic signatures to the minutes.

15.2	The Directors and Corporate Auditors absent from a meeting of the Board of Directors shall confirm the details of the meeting by reviewing the minutes.

15.3	The minutes shall be kept at the head office for ten years.

Article 16 (Amendment of these Regulations)

No amendment to these Regulations is effective by any means other than by a resolution of the Board of Directors.

Supplementary Provisions

Article 17 (Department in Charge of these Regulations)

The department in charge of these Regulations is the Corporate Administration Department.

Article 18 (Effective Date)

These Regulation are effective from September 28, 2005.

Schedule

Matters to be Resolved by the Board of Directors

1.	Matters relating to Basics of Management

(i)	Determination and material change in basic Company-wide policies and medium- and long-term business operations plan

(ii)	Determination and material change in annual business operations plan and annual budget

(iii)	Determination and material change in basic policies and plans for financing, management and investment of funds

(iv)	Enactment, amendment and abolishment of material company rules and regulations in the Company’s business such as Regulations of the Board of Directors and Share Handling Regulations

(v)	Determination and material change of mergers, corporate split, share exchanges and share transfers

(vi)	Determination and material change in transfer or acquisition of any material business in the Company’s business

(vii)	Determination of entry into new material business in the Company’s business or withdrawal from business

(viii)	Execution of any material agreements in the Company’s business and material change in terms of an agreement

(ix)	Determination and material change in basic policies for an internal control system

2.	Matters relating to Shares

(i)	Issuance of new shares

(ii)	Issuance of, approval of transfer of, and cancellation of, stock acquisition rights

(iii)	Capitalization of reserves

(iv)	Payment of an interim dividend and determination of the amount thereof

(v)	Determination of acquisition of treasury stock

(vi)	Disposition of treasury stock

(vii)	Cancellation of treasury stock

(viii)	Stock splits

3	Matters relating to General Meetings of Shareholders

Determination to convene the General Meeting of Shareholders (including dates, times and places), the agenda, the matters to be resolved and the matters to be reported at that meeting

4.	Matters relating to Accounts (Non-consolidated or Consolidated)

(i)	Approval of proposed quarterly, semi-annual and annual results of operation

(ii)	Approval of financial statements and supporting schedules

5.	Matters relating to Officers

(i)	Appointment and removal of Representative Directors and Senior Directors

(ii)	Appointment and removal of Corporate Officers and Senior Corporate Officers

(iii)	Determination of assignment of duties of Directors and Corporate Officers

(iv)	Approval of competitive transactions of Directors

(v)	Approval of transactions between Directors and the Company involving a conflict of interest

6.	Matters relating to Personnel and Organization

(i)	Appointment and removal of important employees

(ii)	Establishment of, change in and abolishment of branch or other important organization

(iii)	Change in location of head office or business office

7.	Matters relating to Assets

(i)	Release of liability of an amount equal to more than 0.1% of the total assets (Note 1)

(ii)	Disposition of assets (including lease of assets or establishment of security interests on assets) of value greater than 0.5% of the total assets

(iii)	Acceptance of assets (including lease of assets) of value greater than 0.5% of the total assets

(iv)	Borrowing (including determination of a credit line, loan guarantee and discounting of bill) of an amount equal to more than 0.5% of the total assets

(v)	Contribution of an amount equal to more than 0.1% of the total assets

(vi)	In addition to the above items, disposition or acceptance of assets, or borrowing of money, that may have a material effect on the Company’s business

8.	Matters Relating to Funds

Issuance of corporate bonds (including bonds with stock acquisition rights)

9.	Matters Relating to Affiliates(Note 2)

(i)	Matters relating to establishment, merger, corporate split, share exchanges, share transfers or dissolution of affiliates

(ii)	Exercise of voting rights relating to the matters to be reported to the general meeting of shareholders of important affiliates

10.	Litigation

Filing of an action in which an amount equal to, or to be expected to be equal to, more than 0.5% of the total assets is claimed, and determination of material policy to resolve the action such as proposal and acceptance of settlement of the action

11.	Other Matters

Other matters prescribed in laws or ordinances, or other material matters in the Company’s business that do not fall under the matters to be reported as listed above.

(Note 1) Total assets means the total assets in the latest non-consolidated balance sheet. The same shall apply hereinafter.

(Note 2) Affiliates means the subsidiaries and affiliates defined in the Regulations of Financial Statements of Japan. The same shall apply hereinafter.